As filed with the Securities and Exchange Commission on March __, 2000.

                                                Registration No. 333 - -----

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                            --------------------

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                           Palm Desert Art, Inc.
                           ---------------------
             (Exact name of issuer as specified in its charter)

           Delaware                                 02- 0429620
           --------                                 -----------
(State or other jurisdiction of         I.R.S. Employer Identification No.)
 incorporation or organization)

74-350 Alessandro Dr., Suite A-2, Palm Desert, CA      92260
-------------------------------------------------      -----
 (Address of Principal Executive Offices)            (Zip Code)


             Palm Desert Art, Inc. 2000 Stock Compensation Plan
             --------------------------------------------------
                          (Full title of the plans)

         Hugh G. Pike, President, 74-350 Alessandro Dr., Suite A-2,
                           Palm Desert,  CA 92260
         ----------------------------------------------------------
                   (Name and address of agent for service)

                               (760) 346-1192
                               --------------
        (Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Upon grant of shares or exercise of the options granted under the Stock Compensation Plan, but in no event prior to the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.    [X]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.    [X]

                       CALCULATION OF REGISTRATION FEE

                                              Proposed          Proposed
                                              maximum           maximum
Title of securities to     Amount to be    offering price       aggregate          Amount of
    be registered          registered(1)      per share       offering price    Registration Fee(2)
---------------------------------------------------------------------------------------------------

Common Stock                1,000,000         $.375              $375,000             $99.00
$.001 par value

--------------------
<F1>  The aggregate amount of securities registered hereunder is 1,000,000 shares, to be issued from time to time pursuant to the Registrant's 2000 Stock Compensating Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

<F2>  The fee with respect to 1,000,000 shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $.375 per share, the average of the bid and asked price per share of the Registrant's Common Stock on March 21, 2000, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the Over The Counter Bulletin Board ("OTC Bulletin Board") of the National Association of Securities Dealers, Inc. ("NASD").

                              EXPLANATORY NOTE

Pursuant to the introductory Note to Part I of Form S-8, the Plan
Information specified by Part I is not being filed with the Commission.


                                   PART II
                                   -------

               INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3:  DOCUMENTS INCORPORATED BY REFERENCE

The information in the following documents which we have filed with the Commission (File No. 0- 17623) pursuant to the Exchange Act is incorporated by reference in this Registration Statement:

      (a) Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 1999;

      (b) Our Quarterly Report on Form 10-QSB for the quarterly period ended January 31, 2000;

All documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of this offering is incorporated by reference into this Registration Statement and will be a part of this Registration Statement from the date of the filing of those documents or reports. The information relating to us in this Registration Statement should be read together with the information in the documents incorporated by reference. Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this Registration Statement may modify or replace statements contained in the documents incorporated by reference.


ITEM 4:  DESCRIPTION OF SECURITIES

      Not applicable.


ITEM 5:  INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable.


ITEM 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company is permitted by Delaware law to indemnify any present or former director, officer, employee or agent against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he is adjudged liable for negligence or misconduct in the performance of his duties as a director, officer, employee or agent.

      In addition to such other rights of indemnification as they may have as directors or as members of the committee (the "Committee") administering the Company's 2000 Stock Compensation Plan (the "Plan"), under the terms of the Plan the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 7:  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.


ITEM 8:  EXHIBITS

Number               Description
------               -----------

3.1                  Registrant's Certificate of Incorporation, as amended*

3.2                  Registrant's By-Laws**

4.13                 Registrant's 2000 Stock Compensation Plan

5.1                  Opinion of Francis D. Parisi, Esq.

23.1                 Consent of J.M. Rose

23.2                 Consent of Berry, Dunn, McNeil & Parker

23.3                 Consent of Francis D. Parisi, Esq. (included in Exhibit
                     5.1)

24.1                 Power of Attorney (included on signature page)

* Incorporated by reference to the Registrant's Registration Statement Form 10 filed on April 17, 1989 (File No. 0- 17623), and Form 10-KSB for the fiscal year ended April 30, 1998 (File No. 0-17623), as filed with the SEC on August 14, 1998.

** Incorporated by reference to the Registrant's Registration Statement Form 10 filed on April 17, 1989 (File No. 0- 17623).


ITEM 9:  UNDERTAKINGS

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to
                        the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palm Desert, State of California, on March 21, 2000.

                                       PALM DESERT ART, INC.


                                       By: /s/ Hugh G. Pike
                                           ----------------
                                           Hugh G. Pike, President

      Know all persons by these presents, that each person whose signature appears below, constitutes and appoints Hugh G. Pike and, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8 and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

      Signatures                           Title                            Date
      ----------                           -----                            ----

/s/ Hugh G. Pike          Chairman of the Board and President        March 21, 2000
Hugh G. Pike              (Principal Executive Officer)


/s/ William Smitherman    Treasurer (Principal Financial Officer)
William Smitherman                                                   March 21, 2000

/s/ Jurg Mullhaupt        Director                                   March 21, 2000
Jurg Mullhaupt

/s/ Allan S. Wolfe        Director                                   March 21, 2000
Allan S. Wolfe